EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT

THIS CONFIDENTIAL SEPARATION AGREEMENT (this “Separation Agreement”) is made and entered into by and between Donald D. Stelly (“Executive”) and LHC Group, Inc. (“LHC Group” or the “Company”). Executive and LHC Group and/or the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in the Employment Agreement (as defined below).

RECITALS:

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement, dated as of June 1, 2019 (the “Employment Agreement”) pursuant to which Executive serves as President and Chief Operating Officer of the Company; and

WHEREAS, in consideration of Executive’s execution of this Separation Agreement and a mutual desire to resolve any issues between the Parties’ relating to Executive’s employment, the Company has agreed to allow Executive to resign his employment effective as of December 31, 2019 (the “Separation Date”) and still receive the severance-related benefits described in Paragraph 2 below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Resignation. Effective as of the Separation Date, Executive resigns from any and all offices, positions, titles in and employment by the Company and its affiliates. Executive shall not hold himself out in any manner as an officer, employee or agent of, or in any other manner as a representative of, the Company or its affiliates.

2.	Separation Pay and Benefits. Subject to Executive’s compliance with (i) the terms of this Separation Agreement, and (ii) his continuing obligations under the Employment Agreement and the execution and delivery of the Release attached hereto as Exhibit A, the Company agrees to pay Executive with the following benefits (collectively the “Separation Benefits”):

A.	The sum of the following amounts, to the extent not previously paid: (a) Executive’s current base salary of $650,000.00 (“Base Salary”) through the Separation Date; and (b) the amount of Executive’s accrued and unused paid time off as of the Separation Date;

B.	A severance payment in the amount of $2,080,650, which represents an amount equal to 1.5 times the sum of (a) Executive’s Base Salary; and (b) the average of the annual bonuses earned by Executive for calendar years 2017 and 2018;

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C.	An annual bonus for 2019 in an amount equal to the bonus, if any, that would have been earned by Executive under the annual incentive bonus plan for 2019 if Executive had remained employed on the date that annual bonuses are paid to other Company executives, payable in February 2020 at the time that annual bonuses are paid to other Company executives;

D.	All outstanding restricted stock awards will continue to vest and become exercisable in accordance with the vesting schedule set forth in the restricted stock certificates, provided that Executive complies with restrictive covenants set forth in the Employment Agreement and Paragraph 8 of this Separation Agreement, provided further, the vesting of such restricted stock awards will accelerate and become 100% vested upon Executive’s death or Disability (as such term is defined in the LHC Group, Inc. 2010 Long Term Incentive Plan).

E.	If Executive elects COBRA coverage in connection with any LHC Group medical, dental, vision and/or prescription drug benefit plans in which Executive and/or his eligible dependents are currently participating, LHC Group will pay the excess of the cost of COBRA coverage over the amount Executive would have had to pay if Executive had remained employed during the COBRA coverage period and paid the active employee rate for the applicable benefits coverage. The cost of COBRA coverage paid by the Company on Executive’s behalf will be deemed taxable income to Executive to the extent required by law. If Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay the cost of COBRA coverage as described in this Paragraph will cease, except as otherwise provided by law.

F.	At no cost to Executive, the Company agrees to continue to provide, service, maintain, and pay for Executive’s mobile telephone service, existing laptop and home computer system during the term of the Consulting Agreement.

Except for the bonus payment described in Paragraph 2(C) of this Separation Agreement, the remaining cash payments described above will be made in a single lump sum payment within thirty (30) days of the Separation Date.

3.	No Other Payments or Benefits. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Separation Agreement, he has received all compensation to which he is entitled from the Company, and is not entitled to any other payments or benefits from the Company, including but not limited to any other payments or benefits that may be described or referenced in the Employment Agreement. Executive further agrees that he has received full reimbursement for all business expenses owed by the Company.

4.	Cooperation. Prior to and after the Separation Date and in consideration of the Separation Benefits provided under Paragraph 2 above, Executive agrees that he will reasonably cooperate with the Company, its affiliates and its subsidiaries, as well as any of their officers, directors, shareholders, or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein, (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission and the Office of Inspector General) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company, and (C) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account personal and professional obligations, including those to any new employer or entity to which Executive provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.

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5.	Nondisparagement. Executive agrees that he will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers, and each of their successors and assigns. The Company likewise agrees that it will not, with intent to damage, disparage or encourage or induce others to disparage Executive. Should anyone inquire as to the reason for Executive’s separation, the Company shall only state that Executive voluntarily resigned from the Company and shall not otherwise comment. Nothing in this Separation Agreement is intended to or shall prevent any party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive agrees that he will notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least (10) days prior to providing such testimony or information (or, if such notice is riot possible under the circumstances, with as much prior notice as is possible).

6.	Company Property. Executive agrees to return, on or before the Separation Date, all documents, materials, equipment, keys, Company-issued credit cards, financial information, customer information, trade secrets (as defined by applicable state or federal law) and other confidential and/or material information relating to the Company or the Company’s business, and not to retain or provide to anyone else any copies thereof.

7.	Confidentiality of Agreement. Executive agrees that he, individually and through anyone acting on his behalf, will not disclose, disseminate, communicate, publicize or cause or permit to be disclosed, disseminated, communicated or publicized any of the specific terms of this Separation Agreement including any amounts paid under this Separation Agreement to any person, entity or agency other than Executive’s legal counsel, immediate family members and Executive’s tax advisors. If Executive receives any subpoena, court order or governmental agency order, directive or inquiry to disclose the terms of this Separation Agreement, he agrees to provide advance notice and a copy of such subpoena or order to the Company’s Secretary at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508, so that the Company may have the opportunity to intervene or assert its rights prior to any response to such an order, subpoena, directive or inquiry. This confidentiality provision does not prohibit Executive from cooperating with any federal or state investigative agency.

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8.	Restrictions on Conduct of Executive. Consistent with the requirements of the Employment Agreement, Executive agrees to comply with and be bound by the following post-employment covenants:

(a)	Definitions. The following capitalized terms used shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i)       “Competitive Services” means (A) the business of providing healthcare services through home nursing agencies, hospices, community based/private duty/personal care agencies, accountable care organizations, or long-term acute care hospitals; (B) the business of providing in-home health risk assessments, primary medical care, either directly in the home setting or indirectly via technology-enabled devices, or population health analytics; (C) management, consulting and advisory activities relating to any of the services described in (i)(A) and (i)(B); and (D) governmental relations or lobbying activities regarding any of the services described in (i)(A) and (i)(B) above. Competitive Services also encompasses the additional services provided by the Company’s facility-based and healthcare innovations segments during Executive’s employment, including, without limitation, outpatient and physical therapy clinics, rural health clinics, accountable care organization management enablement businesses, and the business of providing in-home assessment services to the long-term care industry.

(ii)       “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

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(iii)        “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(iv)       “Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(v)       “Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the twelve (12) months prior to the Separation Date.

(vi)        “Protected Employees” means employees of the Company who were employed by the Company or its affiliates at any time within six (6) months prior to the Separation Date, other than those who were discharged by the Company or such affiliated employer without cause.

(vii)       “Restricted Period” means a period of twenty-four (24) months after the Separation Date.

(viii)       “Restricted Territory” means the geographical territories described on Exhibit A hereto.

(ix)       “Restricted Covenants” means the restrictive covenants contained in Section 8(b) below.

(x)       “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret includes (1) any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law and (2) the structure, operation, tools, processes and workflow of the Company’s operating methods and systems, including the Service Value Points (SVPTM) system and the Lifeline® system except to the extent specifically disclosed in US Patent Nos. 7,505,916 and 7,844,473.

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(b)	Restrictive Covenants.

(i)       Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information. Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Separation Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or other legal process, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii)       Nonsolicitation of Protected Employees. During the Restricted Period, Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.

(iii)       Restriction on Relationships with Protected Customers. During the Restricted Period, Executive agrees that he shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer located in the Restricted Territory for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall not apply to the conduct of general advertising activities.

(iv)       Noncompetition with the Company. Executive understands and agrees that, based on his senior management position with the Company and his access to the most sensitive and proprietary information about the Company, he agrees not to accept employment with or otherwise provide any consulting services to any of the following entities or any of their subsidiaries or affiliates during the Restricted Period in the Restricted Territory: AccentCare, Amedisys, Inc., Aseracare, BAYADA, Brookdale Senior Living, Chemed Corporation, Compassionate Care Hospice, Compassus, Curo Health Services, Encompass Health, The Ensign Group, Inc., HCR Manor Care, Humana, Inc., Interim Healthcare, Kindred Healthcare, National Healthcare Corporation, Providence Service Corporation, Seasons Hospice and Palliative Care, Trinity Health at Home, Visiting Nurse Service of New York or Vitas Healthcare. Additionally, during the Restricted Period and in the Restricted Territory, Executive shall not, directly or indirectly, carry on or engage in Competitive Services on his own or on behalf of any Person, or any Principal or Representative of any Person; provided, however, that the provisions of this Separation Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act. Executive acknowledges that the Restricted Territory is reasonable because the Company carries on and engages in Competitive Services throughout the Restricted Territory and that his duties for the Company extended throughout the Restricted Territory.

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(v)       Intellectual Property Protection. Executive shall not institute or actively participate, directly or indirectly, as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding to invalidate or limit the scope of any intellectual property claim, including any trade secret, trademark copyright or patent claim, owned by Company or obtain a ruling that any such claim is invalid, unenforceable or not patentable. Executive's failure to comply with this provision will constitute a material breach of this Agreement.

(c)	Enforcement of Restrictive Covenants.

(i)       Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have them specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii)       Severability of Covenants and Reformation. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Separation Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Separation Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the reviewing tribunal shall have the authority to reform or redefine the invalid or unreasonable term or provide a new enforceable term such that the intent of the Company and Executive in agreeing to the provisions of this Separation Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

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(iii)       Consent to Jurisdiction. The Company and Executive irrevocably consent to the exclusive jurisdiction and venue of the 15th Judicial District Court in Lafayette, Louisiana, in any judicial proceeding brought to enforce this Separation Agreement. The parties agree that any forum is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one party against another party, in a court of any jurisdiction other than the 15th Judicial District Court in Lafayette, Louisiana should be forthwith dismissed or transferred to 15th Judicial District Court in Lafayette, Louisiana.

9.	Release. Executive, for himself, his successors and assigns, now and forever hereby releases and discharges the Company and all its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, benefit plans, consultants, administrators, and attorneys (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from the beginning of time up to the date this Release (“Release”) is executed, including, but not limited to, claims under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Americans with Disabilities Act, as amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims that Executive has, had, or may have against the Releasees on account of or arising out of Executive’s employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced this Separation Agreement or the Consulting Agreement; (ii) any rights of Executive to any other vested benefits; (iii) any rights of Executive to enforce the terms of this Separation Agreement; (iv) any rights to indemnification that may exist from time to time under the Company’s bylaws, certificate of incorporation, Louisiana law or otherwise; and/or (v) Executive’s ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive.

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Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that he has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further understands and agrees that he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees. Nothing in this Release shall constitute a waiver of Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission or other government agency authorized to handle administrative employment claims, but Executive shall not receive or accept, and waives his right to, any monetary relief or remedies obtained on his behalf by any agency, organization, or other person.

Executive specifically acknowledges and agrees that he has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the ADEA, 29 U.S.C. § 621, et seq., which Executive ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Release and that he has been given twenty one (21) days to consider this Release prior to its execution. Executive also understands that he may revoke this Release at any time within seven (7) days following its execution. Executive understands, however, that this Release shall not become effective, that none of the consideration described in the Separation Agreement shall be paid to him until the expiration of the seven day revocation period and that he shall not receive any such consideration if he revokes this Release.

Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge his waiver of claims under the ADEA, he shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim which is covered by the terms of the release contained herein, without first repaying all monies paid to him under this Separation Agreement. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim which is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

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Executive waives and forever discharges any right or claim to any portion of any settlement, judgment, or other recovery as a relator under the qui tam provisions of the False Claims Act (31 U.S.C. § 3730) or any other law of any state or territory that is similar, comparable, or equivalent to the False Claims Act in any past, present, or future lawsuit arising from, or in any way related to, any transactions or occurrences involving Executive including, but not limited to, any right to recover or receive expenses, attorney’s fees, or costs under 31 U.S.C. § 3130(d), or any other provision of federal, state or local law or regulation or in equity. Executive affirms that he has reported all compliance issues and violations of federal, state and local laws or regulations or Company policy of which he had knowledge during the term of his employment, if any.  Executive represents and acknowledges that he has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local laws or regulations or Company policy other than what Executive has previously raised, if any.

10.	Taxes. The parties acknowledge and agree that the form and timing of this Separation Benefits and any other payments and benefits to be provided pursuant to this Separation Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties further acknowledge and agree that for purposes of Section 409A, Executive does not have discretion with respect to the timing of the payment of any amounts provided under this Separation Agreement. Notwithstanding any provision of this Separation Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to any payments from the Company. In the event that the Company does not make such deductions or withholdings, Executive shall indemnify the Company for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive or if Executive was informed in writing by the Company that such deductions or withholdings were not made) with any interest, penalties and related expenses thereto.

11.	Enforcement. Each term and condition of this Separation Agreement shall be considered severable, and if, for any reason, any provision or provisions, or portions thereof, are determined to be invalid, overbroad, or unenforceable for any reason, such provision or provisions shall be deemed modified or may be reformed by a court of competent jurisdiction, to the extent required to render it valid, enforceable and binding, and such determination shall not affect the validity or enforceability of any other provision of this Separation Agreement. In the event that such an invalid, excessively broad, or otherwise unenforceable provision cannot be modified or reformed such that it may be enforced, then said court shall, to the extent necessary, strike or sever the invalid or unenforceable provision and enforce the remaining provisions of this Separation Agreement.

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12.	No Admission. This Separation Agreement and the presentment of this Separation Agreement to Executive is not intended shall not in any way be construed as an admission that either Executive or the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers and each of their successors and assigns, have violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever.

13.	Successors. The obligations of Executive under this Separation Agreement are personal and may not be assigned or delegated to any other person. This Separation Agreement shall inure to the benefit of the Company, its affiliates, subsidiaries, and any of their successors, representatives and assigns. This Separation Agreement shall be assignable by the Company, in whole or in part, without Executive’s prior consent.

14.	Choice of Law. This Separation Agreement is being entered into, in whole or in part, in Lafayette Parish, Louisiana, for performance, in whole or in part, in Lafayette, Parish, Louisiana. This Separation Agreement shall be interpreted in accordance with the laws of the State of Louisiana and Louisiana law shall apply.

15.	Entire Agreement. Executive acknowledges that this Separation Agreement contains the sole and entire agreement and understanding between him and the Company with respect to this Separation Agreement’s subject matter and supersedes and invalidates any previous agreements or contracts. The parties agree that the Employment Agreement has been terminated as a result of Executive’s resignation of employment and that Executive is not entitled to any payments from the Company other than what is provided in this Separation Agreement; provided, however, that this Separation Agreement does not invalidate the Restrictive Covenants set forth in the Employment Agreement, which shall remain in full force and effect. No agreements, understandings, discussions, negotiations, commitments, letters of intent, memoranda, and writings, oral or otherwise, which are not embodied herein, shall be of any force or effect. This Separation Agreement can be amended only by a written agreement executed by each party hereto.

16.	Effective Date. Executive may accept this Separation Agreement by signing it and returning it to the Company’s Chief Executive Officer at 901 Hugh Wallis Road South, Lafayette, Louisiana 70508. The effective date of this Separation Agreement shall be the date it is signed by both parties.

17.	Headings. The headings used in this Separation Agreement are for the convenience of reference only and shall not be deemed to limit or otherwise affect any provisions of this Separation Agreement.

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18.	Counterparts. This Separation Agreement may be executed in multiple originals or counterparts, including emailed or telescoped facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date set forth below.

LHC GROUP, INC.:

By:	/s/ Keith G. Myers
Keith G. Myers
Chairman and Chief Executive Officer

Date:

EXECUTIVE:

Donald D. Stelly

/s/ Donald D. Stelly
Signature

Date:

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EXHIBIT A

Restricted Territory

The Restricted Territory shall include the following counties and parishes in the states where the Company and its subsidiaries and affiliates conduct business:

ALABAMA

Autauga, Baldwin, Barbour, Bibb, Blount, Bullock, Butler, Calhoun, Chambers, Chilton, Choctaw, Clarke, Clay, Cleburne, Coffee, Colbert, Conecuh, Coosa, Covington, Crenshaw, Cullman, Dale, Dallas, DeKalb, Elmore, Escambia, Etowah, Fayette, Franklin, Geneva, Greene, Hale, Henry, Houston, Jackson, Jefferson, Lamar, Lauderdale, Lawrence, Lee, Limestone, Lowndes, Macon, Madison, Marengo, Marion, Marshall, Mobile, Monroe, Montgomery, Morgan, Perry, Pickens, Pike, Randolph, Russell, Shelby, St. Clair, Talladega, Tallapoosa, Tuscaloosa, Walker, Washington, Wilcox, Winston

ARIZONA

Cochise, Coconino, Gila, La Paz, Maricopa, Mohave, Navajo, Pima, Pinal, Santa Cruz, Yavapai

ARKANSAS

Arkansas, Ashley, Baxter, Benton, Boone, Bradley, Calhoun, Carroll, Clark, Cleburne, Cleveland, Columbia, Conway, Craighead, Crawford, Crittenden, Cross, Dallas, Drew, Faulkner, Franklin, Fulton, Garland, Grant, Greene, Hempstead, Hot Spring, Howard, Independence, Izard, Jackson, Jefferson, Johnson, Lafayette, Lawrence, Lee, Lincoln, Little River, Logan, Lonoke, Madison, Marion, Miller, Mississippi, Monroe, Montgomery, Nevada, Newton, Ouachita, Perry, Phillips, Pike, Poinsett, Polk, Pope, Prairie, Pulaski, Randolph, Saline, Scott, Searcy, Sebastian, Sevier, Sharp, St. Francis, Stone, Union, Van Buren, Washington, White, Woodruff, Yell

CALIFORNIA

Butte, Glenn, Merced, San Joaquin, Shasta, Stanislaus, Tehama

COLORADO

Adams, Alamosa, Arapahoe, Boulder, Broomfield, Conejos, Costilla, Denver, Douglas, El Paso, Elbert, Huerfano, Jefferson, Larimer, Lincoln, Logan, Morgan, Rio Grande, Saguache, Teller, Washington, Weld

CONNECTICUT

Fairfield, Hartford, Litchfield, Middlesex, New Haven, New London, Tolland, Windham

FLORIDA

Alachua, Baker, Bay, Bradford, Brevard, Broward, Calhoun, Citrus, Charlotte, Clay, Collier, Columbia, DeSoto, Dixie, Duval, Escambia, Flagler, Franklin, Gadsen, Gilchrist, Glades, Gulf, Hamilton, Hardee, Hendry, Hernando, Highlands, Hillsborough, Holmes, Indian River, Jackson, Jefferson, Lafayette, Lake, Lee, Leon, Levy, Liberty, Madison, Manatee, Marion, Martin, Nassau, Okaloosa, Okeechobee, Orange, Osceola, Palm Beach, Pasco, Pinellas, Polk, Putnam, St. John’s, St. Lucie, Santa Rosa, Sarasota, Seminole, Sumter, Suwanee, Taylor, Union, Volusia, Wakulla, Walton, Washington

GEORGIA

Atkinson, Baker, Banks, Barrow, Bartow, Ben Hill, Berrien, Brooks, Bryan, Bulloch, Butts, Carroll, Catoosa, Chatham, Chattooga, Cherokee, Clarke, Clayton, Clinch, Cobb, Colquitt, Cook, Coweta, Crisp, Dade, Dawson, Decatur, Dekalb, Dougherty, Douglas, Echols, Effingham, Fannin, Fayette, Floyd, Forsyth, Franklin, Fulton, Gilmer, Gordon, Grady, Gwinnett, Habersham, Hall, Haralson, Harris, Heard, Henry, Irwin, Jackson, Lanier, Lee, Liberty, Long, Lowndes, Lumpkin, Madison, McIntosh, Meriwether, Mitchell, Murray, Muscogee, Newton, Oconee, Paulding, Pickens, Pike, Polk, Rabun, Rockdale, Screven, Spalding, Stephens, Thomas, Tift, Towns, Troup, Turner, Union, Walker, Walton, Ware, White, Whitfield, Wilcox, Worth

A-1

IDAHO

Ada, Bannock, Bear Lake, Benewah, Bingham, Blaine, Boise, Bonner, Bonneville, Butte, Camas, Canyon, Caribou, Cassia, Clark, Custer, Elmore, Franklin, Freemont, Gem, Gooding, Jefferson, Jerome, Kootenai, Lemhi, Lincoln, Madison, Minidoka, Oneida, Owyhee, Power, Shoshone, Teton, Twin Falls

ILLINOIS

Alexander, Bond, Bureau, Calhoun, Cass, Champaign, Christian, Clark, Clay, Clinton, Coles, Cook, Crawford, Cumberland, Dewitt, Douglas, DuPage, Edgar, Edwards, Effingham, Fayette, Ford, Franklin, Fulton, Gallatin, Greene, Grundy, Hamilton, Hardin, Henry, Iroquois, Jackson, Jasper, Jefferson, Jersey, Johnson, Kane, Kankakee, Knox, Lake, Lasalle, Lawrence, Lee, Livingston, Logan, Macon, Macoupin, Madison, Marion, Marshall, Mason, Massac, McHenry, Mclean, Menard, Mercer, Monroe, Montgomery, Morgan, Moultrie, Peoria, Perry, Piatt, Pope, Pulaski, Putnam, Randolph, Richland, Rock Island, Saline, Sangamon, Scott, Shelby, St. Clair, Stark, Tazewell, Union, Vermillion, Wabash, Washington, Wayne, White, Whiteside, Will, Williamson, Woodford

INDIANA

Adams, Allen, Bartholomew Blackford, Boone, Brown, Carroll, Cass, Clark, Clinton, Crawford, Daviess, Dearborn, Decatur, DeKalb, Delaware, Dubois, Elkhart, Fayette, Floyd, Franklin, Fulton, Gibson, Grant, Hamilton, Hancock, Harrison, Hendricks, Henry, Howard, Huntington, Jackson, Jay, Jefferson, Jennings, Johnson, Know, Know, Kosciusko, LaGrange, Lawrence, Madison, Marion, Martin, Marshall, Martin, Miami, Monroe, Montgomery, Morgan, Noble, Ohio, Orange, Owen, Perry, Perry, Pike, Posey, Pulaski, Putnam, Randolph, Ripley, Rush, St. Joseph, Scott, Spencer, Shelby, Steuben, Switzerland, Tippecanoe, Tipton, Union, Vanderburgh, Wabash, Warrick, Washington, Wayne, Wells, White, and Whitley

KENTUCKY

Allen, Anderson, Bullitt, Boone, Bourbon, Boyle, Breckinridge, Butler, Caldwell, Campbell, Carroll, Casey, Christian, Clark, Clinton, Crittenden, Cumberland, Daviess, Edmonson, Estill, Fayette, Franklin, Fulton, Garrard, Grayson, Green, Hancock, Hardin, Harrison, Hart, Henderson, Henry, Hickman, Hopkins, Jessamine, Kenton, Jefferson, LaRue, Lee, Lincoln, Livingston, Logan, Lyon, Madison, Marshall, Meade, Mercer, Metcalfe, McCreary, McLean, Monroe, Montgomery, Nelson, Nicholas, Ohio, Oldham, Owen, Powell, Pulaski, Rockcastle, Russell, Scott, Shelby, Simpson, Spencer, Taylor, Todd, Trigg, Trimble, Union, Warren, Wayne, Webster, Woodford

LOUISIANA

Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn

MARYLAND

Anne Arundel, Baltimore, Jurisdiction of Baltimore City, Calvert, Caroline, Carroll, Cecil, Charles, Dorchester, Frederick, Harford, Howard, Kent, Montgomery, Prince George’s, Queen Anne’s, St. Mary’s, Talbot, Washington, Wicomico, Worcester.

MASSACHUSETTS

Middlesex, Norfolk, Suffolk, Worcester, Franklin, Hampshire, Hampden, Barnstable, Bristol, Plymouth, Essex - NH counties Cheshire, Hillsborough, Rockingham, Stafford, Merrimack, Sullivan, Bleknap, Carroll, Grafton, and Coos

MICHIGAN

Baraga, Delta, Dickinson, Houghton, Keweenaw, Marquette, Menominee, Ontonagon, Schoolcraft

MISSISSIPPI

Adams, Amite, Attala, Benton, Calhoun, Carroll, Chickasaw, Choctaw, Claiborne, Clarke, Clay, Coahoma, Copiah, Covington, Desoto, Forrest, Franklin, George, Greene, Grenada, Hancock, Harrison, Hinds, Holmes, Humphreys, Issaquena, Itawamba, Jackson, Jasper, Jefferson, Jefferson Davis, Jones, Kemper, Lafayette, Lamar, Lauderdale, Lawrence, Leake, Lee, Leflore, Lincoln, Lowndes, Madison, Marion, Marshall, Monroe, Montgomery, Neshoba, Newton, Noxubee, Oktibbeha, Panola, Pearl River, Perry, Pike, Pontotoc, Quitman, Rankin, Scott, Sharkey, Simpson, Smith, Stone, Sunflower, Tallahatchie, Tate, Tippah, Tunica, Union, Walthall, Warren, Washington, Wayne, Webster, Winston, Yalobusha, Yazoo

A-2

MISSOURI

Audrain, Barry, Barton, Bollinger, Boone, Butler, Callaway, Camden, Cape Girardeau, Carter, Cedar, Christian, Cole, Cooper, Crawford, Dade, Dallas, Dent, Douglas, Dunklin, Franklin, Gasconade, Greene, Hickory, Howell, Iron, Jasper, Jefferson, Lawrence, Laclede, Lincoln, Marion, Maries, McDonald, Miller, Mississippi, Moniteau, Monroe, Montgomery, Morgan, New Madrid, Newton, Osage, Ozark, Pemiscot, Phelps, Pike, Pulaski, Polk, Ralls, Randolph, Reynolds, Scott, Shelby, St. Charles, St. Francis, St. Louis, St. Louis City, Stoddard, Stone, Taney, Texas, Warren, Washington, Wayne, Webster, Wright

NEW HAMPSHIRE

Cheshire, Hillsborough, Rockingham, Stafford, Merrimack, Sullivan, Belknap, Carroll, Grafton, and Coos

NEW JERSEY

Atlantic, Bergen, Cape May, Essex, Hudson, Lydhurst, Morris, North Arlington, Ocean, Passaic, Rutherford, Winslow Township

NEW YORK

Allegany, Bronx, Cattaraugus, Chautaugua, Erie, Delaware, Dutchess, Genessee, Greene, Niagara, Orange, Orleans, Putnam, Rockland, Sullivan, Ulster, Westchester, Wyoming

NEVADA

Carson City, Churchill, Douglas, Lyon, Storey, Washoe

NORTH CAROLINA

Alamance, Alexander, Avery, Beaufort, Bertie, Bladen, Buncombe, Burke, Caldwell, Caswell, Catawba, Chatham, Cherokee, Clay, Cleveland, Columbus, Craven, Cumberland, Duplin, Durham, Edgecombe, Franklin, Gaston, Graham, Granville, Greene, Guilford, Halifax, Harnett, Haywood, Henderson, Hertford, Hoke, Iredell, Jackson, Johnston, Jones, Lee, Lenoir, Lincoln, Macon, Madison, Martin, McDowell, Mecklenburg, Mitchell, Montgomery, Moore, Nash, Northampton, Orange, Pender, Person, Pitt, Polk, Randolph, Robeson, Rockingham, Rutherford, Sampson, Swain, Transylvania, Union, Vance, Wake, Warren, Wayne, Wilson, Yancey

OHIO

Adams, Allen, Ashland, Ashtabula, Athens, Auglaize, Belmont, Brown, Butler, Carroll, Champagne, Clark, Clermont, Clinton, Columbiana, Coshocton, Crawford, Cuyahoga, Darke, Defiance, Delaware, Erie, Fairfield, Fayette, Franklin, Fulton, Gallia, Geauga, Green, Guernsey, Hamilton, Hancock, Harrison, Hardin, Henry, Highland, Hocking, Holmes, Huron, Jackson, Jefferson, Knox, Lake, Lawrence, Licking, Logan, Lorain, Lucas, Madison, Mahoning, Marion, Medina, Meigs, Mercer, Miami, Monroe, Montgomery, Morgan, Morrow, Muskingum, Noble, Ottawa, Paulding, Perry, Pickaway, Pike, Portage, Predble, Richland, Ross, Sandusky, Seneca, Scioto, Shelby, Stark, Summit, Trumbull, Tuscarawas, Union, Van Wert, Vinton, Warren, Washington, Wayne, Williams, Wood, Wyandot

OKLAHOMA

Custer, Washita, Mayes, Oklahoma, Kay, Woodward

OREGON

Benton, Clackamas, Douglas, Jackson, Josephine, Linn, Marion, Multnomah, Polk, Washington, Yamhill

PENNSYLVANIA

Adams, Allegheny, Armstrong, Beaver, Bedford, Berks, Bradford, Bucks, Blair, Butler, Carbon, Cambria, Centre, Chester, Clarion, Clearfield, Clinton, Columbia, Cumberland, Dauphin, Delaware, Fayette, Franklin, Fulton, Greene, Huntingdon, Indiana, Jefferson, Juniata, Lackawanna, Lancaster, Lebanon, Lehigh, Luzerne, Lycoming, Mercer, Mifflin, Monroe, Montgomery, Montour, Mifflin, Northampton, Northumberland, Perry, Poke, Schuylkill, Snyder, Somerset, Sullivan, Susquehanna, Tioga, Union, Washington, Wayne, Westmoreland, Wyoming, York

RHODE ISLAND

Bristol, Kent, Newport, Providence, Washington

SOUTH CAROLINA

Abbeville, Aiken, Allendale, Anderson, Bamberg, Barnwell, Beaufort, Berkeley, Calhoun, Charleston, Cherokee, Chester, Chesterfield, Clarendon, Colleton, Darlington, Dillon, Dorchester, Edgefield, Fairfield, Florence, Georgetown, Greenville, Greenwood, Hampton, Horry, Jasper, Kershaw, Lancaster, Laurens, Lee, Lexington, Marion, Marlboro, McCormick, Newberry, Oconee, Orangeburg, Pickens, Richard, Richland, Saluda, Spartanburg, Sumter, Union, Williamsburg, York

A-3

TENNESSEE

Anderson, Bedford, Benton, Bledsoe, Blount, Bradley, Campbell, Cannon, Carroll, Carter, Cheatham, Chester, Claiborne, Clay, Cocke, Coffee, Crockett, Cumberland, Davidson, Decatur, Dekalb, Dickson, Dyer, Fayette, Fentress, Franklin, Gibson, Giles, Grainger, Greene, Grundy, Hamblen, Hamilton, Hancock, Hardeman, Hardin, Hawkins, Haywood, Henderson, Henry, Hickman, Hopkins, Houston, Humphreys, Jackson, Jefferson, Johnson, Knox, Lake, Lauderdale, Lawrence, Lewis, Lincoln, Loudon, Macon, Madison, Marion, Marshall, Maury, McMinn, McNairy, Meigs, Monroe, Montgomery, Moore, Morgan, Obion, Overton, Perry, Pickett, Polk, Putnam, Rhea, Roane, Robertson, Rutherford, Scott, Sequatchie, Sevier, Shelby, Smith, Stewart, Sullivan, Sumner, Tipton, Trousdale, Unicoi, Union, Van Buren, Warren, Washington, Wayne, Weakley, White, Williamson, Wilson

TEXAS

Anderson, Andrews, Angelina, Aransas, Armstrong, Atascosa, Bandera, Bee, Bexar, Blanco, Borden, Bowie, Briscoe, Caldwell, Camp, Carson, Cass, Castro, Cherokee, Collin, Comal, Cooke, Crane, Crosby, Dallas, Dawson, Deaf Smith, Delta, Denton, Donley, Duval, Ector, Ellis, Erath, Fannin, Floyd, Franklin, Freestone, Frio, Garza, Glasscock, Gray, Grayson, Gregg, Guadalupe, Hale, Hall, Hardin, Harrison, Hartley, Hays, Henderson, Hockley, Hood, Hopkins, Houston, Howard, Hunt, Hutchinson, Jefferson, Jim Wells, Johnson, Kaufman, Kendall, Kleberg, Lamar, Lamb, Liberty, Limestone, Live Oak, Loving, Lubbock, Lynn, Marion, Martin, Medina, Midland, Montague, Moore, Morris, Nacogdoches, Nueces, Oldham, Orange, Panola, Parker, Pecos, Polk, Potter, Rains, Randall, Reagan, Red River, Reeves, Refugio, Rockwall, Rockwell, Rusk, San Augustine, San Jacinto, San Patricio, Shelby, Smith, Somervell, Swisher, Tarrant, Terry, Titus, Tyler, Upshur, Upton, Van Zandt, Ward, Wilson, Winkler, Wise, Wood

VIRGINIA

Bedford, Bedford City, Bland, Botetourt, Buchanan, Carroll, Craig, Culpeper, Danville City, Fauquier, Floyd, Franklin, Galax City, Giles, Grayson, Henry, Loudoun, Martinsville City, Montgomery, Patrick, Pittsylvania, Prince William, Pulaski, Rappahannock, Roanoke, Roanoke City, Russell, Smyth, Tazewell, Wythe

WASHINGTON

Adams, Clallam, Cowlitz, Ferry, Grant, Grays Harbor, Jefferson, King, Lewis, Lincoln, Mason, Pacific, Pend Oreille, Pierce, Snohomish, Spokane, Stevens, Thurston, Wahkiakum

WEST VIRGINIA

Barbour, Boone, Braxton, Cabell, Calhoun, Doddridge, Fayette, Gilmer, Grant, Greenbrier, Hampshire, Hardy, Harrison, Jackson, Kanawha, Lewis, Lincoln, Logan, Marion, Marshall, Mason, McDowell, Mercer, Mingo, Monongalia, Monroe, Nicholas, Ohio, Pendleton, Pleasants, Pocahontas, Preston, Putnam, Raleigh, Randolph, Ritchie, Roane, Summers, Taylor, Tucker, Tyler, Upshur, Wayne, Webster, Wetzel, Wirt, Wood, Wyoming

WISCONSIN

Adams, Brown, Barron, Buffalo, Calumet, Chippewea, Clark, Dodge, Door, Dunn, Eau Claire, Fond Du Lac, Green Lake, Jefferson, Juneau, Kenosha, Kewaunee, LaCrosse, Manitowoc, Marathon, Marinette, Menomonee, Milwaukee, Monroe, Oconto, Outagamie Ozaukee, Pierce, Pepin, Racine, Rock, Shawano, Sheboygan, St, Croix, Trempealeau, Vernon, Walworth, Waupaca, Washington, Waushara, Waukesha, Winnebago, Wood

A-4